UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 18, 2017

SLM Student Loan Trust 2012-7
(Exact name of issuer as specified in its charter)

Navient Funding, LLC
(Exact name of Depositor as specified in its charter)

Navient Solutions, Inc.
(Exact name of Sponsor as specified in its charter)

Delaware	333-166301-10 333-166301	04-3480392 04-3480392 54-1843973
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

c/o Deutsche Bank Trust Company Delaware 60 Wall Street, 27th Floor Mailstop NYC 60 2720 New York, New York 10005
(Address of principal executive offices)

Issuer’s telephone number, including area code:	703-984-5858

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

The consent of 100% of the holders of the Class A-3 Notes of the SLM Student Loan Trust 2012-7 (the “2012-7 Trust”) was solicited beginning October 17, 2016, in an effort to extend the Class A-3 Maturity Date to the May 2043 Distribution Date, pursuant to a Supplemental Indenture No. 1A-3 (“Supplemental Indenture 1A-3”) proposed to be entered into among the 2012-7 Trust, Deutsche Bank National Trust Company Americas, not in its individual capacity but solely as Eligible Lender Trustee, and Deutsche Bank National Trust Company, not in its individual capacity but solely as Indenture Trustee.

As of January 18, 2017, consents had been obtained from (and not subsequently revoked by) holders of Class A-3 Notes representing 89.94% of the issued and outstanding Class A-3 Notes, and consents had not yet been received from holders of Class A Notes representing 10.06% of the issued and outstanding Class A-3 Notes (the “Non-Consenting Noteholders”).

While consents ceased being actively solicited on January 13, 2017, the final expiration date of the solicitations, the only effect of that date was to make revocable all consents previously obtained.  No revocation of any consent previously obtained has been received.

As of January 18, 2017, it was determined that it was unlikely that any consents would be obtained from the Non-Consenting Noteholders, and that it was unlikely that the Class A-3 solicitation would result in Supplemental Indenture 1A-3 being entered into or the Class A-3 Maturity Date being extended to May 2043.  However, to the extent that in the future consents are received from all Non-Consenting Noteholders, no Class A-3 consents have been revoked, and the received consents together represent 100% of the then-current holders of the Class A-3 Notes, Supplemental Indenture 1A-3 may still be entered into and the Class A-3 Maturity date may still be extended to the May 2043 Distribution Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the issuing entity has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM STUDENT LOAN TRUST 2012-7

	By:	Navient Funding, LLC

Dated: January 20, 2017	By:	/s/ C. Scott Booher
	Name:	C. Scott Booher
	Title:	Vice President